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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-35063


                SUPPLEMENT TO THE PROSPECTUS DATED JUNE 11, 1999

                               BARON CAPITAL TRUST

            2,500,000 COMMON SHARES OF BENEFICIAL INTEREST (MAXIMUM)
              50,000 COMMON SHARES OF BENEFICIAL INTEREST (MINIMUM)
                                $10.00 PER SHARE

Baron Capital Trust         We intend, through Baron Capital Properties, L.P.,
7826 Cooper Road            to acquire, own, operate, manage and improve
Cincinnati, Ohio 45242      residential apartment properties for long-term
(513) 984-5001 (Telephone)  ownership. We also intend to invest in mortgages
(513) 984-4550 (Fax)        and other forms of debt on these types of
                            properties. We intend to conduct our operations as a real estate investment trust (commonly known as a "REIT") for federal income tax purposes

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS DATED JUNE 11, 1999.

The offering began on May 15, 1998. We have determined to extend the expiration date of the offering to May 31, 2000. This will be the latest date for determining the number of common shares to be issued to Gregory K. McGrath and Robert S. Geiger, our founders. See "Compensation of the Managing Persons and Affiliates" on page 24 of the prospectus. As of November 9, 1999, we have sold 673,441 common shares.

In addition, in connection with this offering, Baron Capital Properties, L.P. was to conduct an exchange offering to acquire residential property interests or interests in other partnerships or companies substantially all of whose assets consist of residential apartment property interests. The prospectus for the exchange offering was declared effective on November 9, 1999 and the offering began on November 23, 1999.

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THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES COMMISSIONS HAVE NOT
APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any of the common shares. An offer will only be made by delivery of the prospectus dated June 11, 1999 when accompanied by this prospectus supplement.

We electronically file documents such as annual and quarterly securities reports with the Securities and Exchange Commission. You may obtain these documents, as well as other information we file electronically, by visiting the Commission's website at http://www.sec.gov.

       The date of this supplement to the prospectus is November 23, 1999